                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant /_/

Filed by a Party other than the Registrant /X/

Check the appropriate box:

     /_/  Preliminary Proxy Statement

     /_/  Confidential,  for Use of the  Commission  Only (as  permitted by Rule
          14a-6(e)(2))

     /_/  Definitive Proxy Statement

     /X/  Definitive Additional Materials

     / /  Soliciting Material Under Rule 14a-12

                             THE TOPPS COMPANY, INC.
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                (Name of Registrant as Specified in Its Charter)

                             CRESCENDO ADVISORS LLC
                      CRESCENDO PARTNERS II L.P., SERIES Y
                          CRESCENDO INVESTMENTS II, LLC
                                ERIC S. ROSENFELD
                                  ARNAUD AJDLER
                         THE COMMITTEE TO ENHANCE TOPPS
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    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/  No fee required.

     /_/  Fee  computed on table below per Exchange  Act Rules  14a-6(i)(1)  and
          0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit  price  or other  underlying  value of  transaction  computed pursuant to Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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     /_/  Fee paid previously with preliminary materials:

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     /_/  Check box if any part of the fee is offset as provided by Exchange Act
Rule  0-11(a)(2)  and identify the filing for which the  offsetting fee was paid previously.  Identify the previous filing by registration  statement  number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed

            Crescendo  Partners II, L.P.,  Series Y has filed a definitive proxy statement with the SEC in connection with the  solicitation of proxies against a proposed  merger  between The Topps Company,  Inc.  ("Topps") and a buyout group that includes Madison Dearborn  Partners,  LLC and an investment firm controlled by Michael Eisner,  which will be voted on at a special meeting of the Company's stockholders.

      Item 1: On May 31, 2007,  Crescendo  Advisors  issued the following  press release:

FOR IMMEDIATE RELEASE

          ARNAUD AJDLER DELIVERS LETTER TO THE TOPPS BOARD OF DIRECTORS

      EXPRESSES SIGNIFICANT CONCERNS WITH ABILITY OF EXECUTIVE COMMITTEE TO
               NEGOTIATE IN GOOD FAITH WITH THE UPPER DECK COMPANY

NEW YORK,  NY - MAY 31, 2007 - The Committee to Enhance  Topps  announced  today that Arnaud Ajdler has delivered a letter to the Board of Directors of The Topps
Company,  Inc.  (Nasdaq:TOPP) in which Mr. Ajdler expresses significant concerns he has with the  manner in which the  current  negotiations  with The Upper Deck
Company are being conducted,  including the ability of the so-called  "Executive
Committee" of the Topps Board to conduct good-faith negotiations with Upper Deck in light of certain of the Executive Committee members' conflicts of interest.

The full text of the letter follows:

May 31, 2007

BY EMAIL AND FACSIMILE
----------------------

Board of Directors of The Topps Company, Inc.
c/o Mr. Steven Gartner
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019

Dear Fellow Members of the Board:

        As you know, I have very significant concerns about the process that led to the signing of the merger  agreement  with entities  affiliated  with Michael
Eisner and Madison  Dearborn  Partners,  LLC.  These  concerns now extend to the manner in which the current  negotiations  with The Upper Deck Company are being conducted.  Since you have  effectively  removed three directors of the Company,
Timothy  Brog,  John Jones and me,  from the sale  process  and in so doing have transferred  virtually  all of the Board's  duties to the  so-called  "Executive
Committee" of the Board,  the negotiation  with Upper Deck is now being overseen by a group of  directors  who,  in my opinion,  have  significant  conflicts  of interest.  This  Executive  Committee  is de  facto  running  the  Company,  has supervised the go-shop process and is now handling the Upper Deck  negotiations.

This  is  particularly  troublesome  since  such  negotiations  could  lead to a transaction that provides greater value to the Company's stockholders.

      Certain of the Executive  Committee  members' conflicts of interest that I believe are problematic include:

      o  Arthur Shorin, in my opinion, does not want to see the company that was started  by his  father  and  uncles  fall into the hands of  long-time rival,  Upper Deck,  since a transaction  with Upper Deck would end the family  connection with Topps and in all likelihood would prevent Scott
         Silverstein,  Mr.  Shorin's  son-in-law,  from becoming the next CEO of
         Topps (with the obvious financial implications that this implies).

      o  Allan Feder is a former employee of Topps and a long-time family friend of Mr. Shorin.  Mr. Feder has very limited deal  experience  (which did not seem to prevent the Board from selecting him as the lead negotiator on the  Eisner  deal)  and has  told me in the  past  that he does  not believe that a deal with Upper Deck is possible.

      o  Jack  Nusbaum  is a  long-time  friend of Arthur  Shorin  and serves as
         Chairman  of Willkie  Farr &  Gallagher  LLP,  which in turn  serves as
         Topps'  outside  law firm.  Willkie  Farr  advised the Topps Board with respect  to the  merger  agreement  with  Michael  Eisner  and  Madison
         Dearborn and is currently  providing advice to the Executive  Committee with regard to Upper Deck's offer. In light of these  relationships,  I do not  understand  how  either  Mr.  Nusbaum  or  Willkie  Farr can be expected to render  independent  judgment in connection  with the Upper
         Deck negotiations.

      I was also deeply troubled to learn that the Executive  Committee met with the  Company's  advisors  just before Topps' most recent Board meeting on May 23 held to  discuss  the Upper  Deck  situation.  Why did the  Executive  Committee members  need to hold a meeting  right  before the meeting of the full Board?  I suspect  that the  purpose of the  meeting was to ensure that the members of the
Executive Committee are on the same page and vote accordingly. What is the point of calling a Board meeting if the  decisions  have already been made by the five members of the  Executive  Committee?  The  actions of the  Executive  Committee continue to violate the most basic principles of corporate governance.

      Finally,  in the  merger  proxy  statement,  letters to  stockholders  and statements  to the press,  the Company  continues  to mislead  stockholders  and allege that a thorough and  multi-year  evaluation  of the  Company's  strategic alternatives was conducted and that no better offers emerged. Yet you never once contacted  Upper  Deck to see if there was any  interest  in  combining  the two companies to maximize  stockholder value,  despite your knowledge that there was interest on Upper Deck's part. How is this  consistent with your public comments and disclosure of a thorough and multi-year process?  Now, if a transaction with
Upper Deck is reached,  a break up fee and expenses of $16.5  million,  equal to approximately  5.6%  of the  transaction  value,  will  have  to be  paid.  This represents  slightly  more than 40 cents per share  that could have been paid to stockholders instead of to Mr. Eisner.

      As I have been telling you for many months, it is time for Topps to be run for the benefit of its public  stockholders  instead of being run like a private club.

                                           Regards,

                                           /s/ Arnaud Ajdler

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                 CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The  Committee  to Enhance  Topps  (the  "Committee"),  together  with the other participants  named below, has made a definitive  filing with the Securities and
Exchange  Commission ("SEC") of a proxy statement and an accompanying proxy card to be used to  solicit  votes in  connection  with the  solicitation  of proxies against a proposed merger between The Topps Company,  Inc. (the "Company") and a buyout group that includes  Madison  Dearborn  Partners,  LLC, and an investment firm  controlled by Michael  Eisner,  which will be voted on at a meeting of the
Company's stockholders (the "Merger Proxy Solicitation").

Crescendo Advisors ("Crescendo Advisors"),  together with the other participants named  below,  intends to make a  preliminary  filing  with the  Securities  and
Exchange  Commission ("SEC") of a proxy statement and an accompanying proxy card to be used to solicit  votes for the election of its nominees at the 2007 annual meeting of stockholders of Topps (the "Annual Meeting Proxy Solicitation").

THE COMMITTEE AND CRESCENDO  ADVISORS ADVISE ALL  STOCKHOLDERS OF THE COMPANY TO
READ THE PROXY  STATEMENT AND OTHER PROXY  MATERIALS IN CONNECTION  WITH EACH OF
THE MERGER PROXY  SOLICITATION AND THE ANNUAL MEETING PROXY SOLICITATION AS THEY
BECOME AVAILABLE  BECAUSE THEY WILL CONTAIN  IMPORTANT  INFORMATION.  SUCH PROXY
MATERIALS   WILL  BE   AVAILABLE   AT  NO  CHARGE  ON  THE  SEC'S  WEB  SITE  AT
HTTP://WWW.SEC.GOV.  IN ADDITION,  THE  PARTICIPANTS IN THE PROXY  SOLICITATIONS
WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS
FOR COPIES SHOULD BE DIRECTED TO THE  PARTICIPANTS'  PROXY SOLICITOR,  DF KING &
CO., INC. AT ITS TOLL-FREE NUMBER: (800) 628-8532.

The participants in the Merger Proxy  Solicitation are Crescendo Advisors LLC, a
Delaware limited liability company  ("Crescendo  Advisors"),  Crescendo Partners
II,  L.P.,  Series Y, a Delaware  limited  partnership  ("Crescendo  Partners"),
Crescendo  Investments II, LLC, a Delaware limited liability company ("Crescendo
Investments"),  Eric Rosenfeld, Arnaud Ajdler and The Committee to Enhance Topps
(the "Merger Proxy Solicitation Participants").

The  participants  in the Annual Meeting Proxy  Solicitation  include the Merger
Proxy Solicitation  Participants,  together with Timothy E. Brog, John J. Jones,
Michael Appel, Jeffrey D. Dunn, Charles C. Huggins,  Thomas E. Hyland, Thomas B.

McGrath  and  Michael  R.  Rowe  (the   "Annual   Meeting   Proxy   Solicitation
Participants").  Together,  the Merger Proxy  Solicitation  Participants and the
Annual  Meeting Proxy  Solicitation  Participants  are referred to herein as the
"Participants."

Crescendo Advisors  beneficially owns 100 shares of common stock of the Company.
Crescendo  Partners  beneficially  owns 2,547,700  shares of common stock of the
Company. As the general partner of Crescendo Partners, Crescendo Investments may be deemed to beneficially own the 2,547,700  shares of the Company  beneficially owned by Crescendo  Partners.  Eric Rosenfeld may be deemed to beneficially  own
2,547,900 shares of the Company, consisting of 100 shares held by Eric Rosenfeld and Lisa  Rosenfeld  JTWROS,  2,547,700  shares Mr.  Rosenfeld  may be deemed to beneficially  own by virtue of his  position  as  managing  member of  Crescendo
Investments and 100 shares Mr.  Rosenfeld may be deemed to  beneficially  own by virtue of his position as managing  member of  Crescendo  Advisors.  Mr.  Ajdler beneficially owns 2,301 shares of the Company.

Timothy E. Brog beneficially owns 437,567 shares of common stock of the Company,
John J. Jones  owns 2,301  shares of common  stock of the  Company,  and none of
Michael Appel, Jeffrey D. Dunn, Charles C. Huggins,  Thomas E. Hyland, Thomas B.
McGrath and Michael R. Rowe  beneficially  own any shares of common stock of the
Company.

For Additional Information Please Contact:
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D.F. King & Co., Inc.
(800) 628-8532
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